Exhibit 10.3
STOCKHOLDERS’ AGREEMENT
     This Stockholders’ Agreement, dated as of February 28, 2011 (this “Agreement”), by and between WCA Waste Corporation, a Delaware corporation (the “Company”) and the persons listed as stockholders on Exhibit A hereto (as may be amended from time to time) (together with the Related Transferees, collectively the “Stockholders” and each a “Stockholder”).
R E C I T A L S
     WHEREAS, on February 28, 2011, the Company, WCA Waste Systems, Inc., a Delaware corporation (“WCA Systems,” together with the Company are collectively referred to as the “WCA Parties”), WCA of Mississippi, LLC, a Delaware limited liability company (“WCA Mississippi”), EWS Holdings, LLC, a Delaware limited liability company (“EWS Holdings”), WRH Gainesville, LLC, a Florida limited liability company (“WRH Gainesville”), WRH Gainesville Holdings, LLC, a Florida limited liability company (“WRH Gainesville Holdings”), WRH Orange City, LLC a Florida limited liability company (“WRH Orange City”), EWS Central Florida Hauling, LLC, a Florida limited liability company (“EWS CF”), MacLand Holdings, Inc., a Delaware corporation (“MacLand Holdings”), MacLand Disposal Center, Inc., a Mississippi corporation (“MacLand I”), MacLand Disposal Inc. II, a Mississippi corporation (“MacLand II”), and Emerald Waste Services, LLC, a Florida limited liability company (“EWS”), entered into an Amended and Restated Equity Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will issue to EWS Holdings at the Closing an aggregate of 2,409,639 shares (the “Closing Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”); and
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Stockholders have agreed to certain terms and conditions on its stock ownership as set forth herein.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the issuance of the Common Stock pursuant to the Purchase Agreement and the other promises contained therein, and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS; REPRESENTATIONS AND WARRANTIES
     Section 1.1 Definitions. Unless otherwise specified all references to “days” shall be deemed to be references to calendar days. For purposes of this Agreement, the following terms shall have the following meanings:
     “Affiliate” means (a) any entity directly or indirectly controlled by, controlling or under common control with a Person; (b) any director or executive officer of such Person or of any entity referred to in (a) above; and (c) if any Person is an individual, any member of the immediate family (including, spouse and children) of and sharing a household with such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such Person.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Business Day” shall mean any day that is not Saturday, Sunday or other day when banks are required or permitted to be closed in the State of Delaware.
     “Closing” shall mean the closing of the transactions contemplated by the Purchase Agreement.
     “Company Sale” means: (a) the acquisition of the Company by another entity (or group of affiliated entities or entities operating as a group) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (except that the sale by the Company of shares of its capital stock to investors in bona fide financing transactions shall not be deemed to be an acquisition for this purpose) or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company Subsidiary of all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company Subsidiary).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Group” shall mean a “group” as such term is used in Section 13(d)(3) of the Exchange Act (as in effect, and based on legal interpretations thereof existing, on the date hereof).
     “Law” shall mean any applicable foreign, federal, state and local law, statute, rule, regulation, code and ordinance.
     “Majority Vote” shall mean (i) the affirmative vote of a majority of the entire Board of Directors, including the affirmative vote of a majority of all of the Unaffiliated Directors, voting separately or (ii) as regards matters within the authority of any committee of the Board of Directors consisting entirely of Unaffiliated Directors, the affirmative vote of such committee (including for purposes of clauses (i) and (ii), an action by unanimous written consent).
     “Ownership” and “Own” whether or not capitalized and including all correlative terms, with respect to the position of any Person as to any Voting Securities shall include the following:

          (i) all Voting Securities of which such Person would be deemed to have “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; and
          (ii) all Voting Securities Owned by a Related Person.
     “Person” shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.
     “Related Person” shall mean (A) with respect to EWS Holdings, any equity holder of EWS Holdings, or (B) with respect to any Person (other than EWS Holdings but including any other Related Person), (i) any Affiliate of such Person, and (ii) a Group in which such Person is a member.
     “Related Transferee” shall mean any Related Person who acquires Closing Shares from a Stockholder who executes an instrument in the form and substance satisfactory to the Company in which it agrees to be bound by the terms of this Agreement as if an original signatory to this Agreement (in which case each of such Stockholder and each such Related Transferee shall thereafter be a “Stockholder” and collectively the “Stockholders” for all purposes of this Agreement).
     “Reorganization Transaction” shall mean: (i) any merger, consolidation, recapitalization, liquidation, acquisition or other business combination transaction involving the Company; (ii) any tender offer or exchange offer for any securities of the Company; or (iii) any sale or other disposition of assets of the Company or any of its subsidiaries in a single transaction or in a series of related transactions in each of the foregoing cases constituting individually or in the aggregate 4.9% or more of the Company’s issued and outstanding Voting Securities.
     “Transfer” shall mean, whether or not capitalized and including such correlative terms as “Transferring” or “Transferred,” with respect to Closing Shares or any portion thereof, (i) a transaction by which the Stockholder or any Related Transferee sells, assigns, grants, gives, exchanges, disposes or transfers to another Person or entity any legal or beneficial, or direct or indirect, right or interest therein or with respect thereto or (ii) entry into an agreement or understanding with respect to the foregoing.
     “Unaffiliated Directors” shall mean those Persons who are elected as directors of the Board of Directors by the holders of Common Stock (i) who are not the designees and/or affiliated with any Stockholder or its Related Transferees (including an officer or an employee, consultant or advisor (financial, legal or other) of the Stockholder or any Related Transferee of the Stockholder, or any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made) and (ii) who do not otherwise have a personal or conflicting interest in the particular matter or proposal in question.
     “Voting Securities” shall mean (i) any securities entitled, or which may be entitled at any point in the future, to vote in the election of directors of the Company, whether upon conversion exercise, exchange or otherwise, (ii) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (iii) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any stockholder rights plan shall be deemed not to be “Voting Securities.”
ARTICLE 2
COVENANTS OF STOCKHOLDERS
     Section 2.1 Lock-Up Agreement. For a period beginning on the date hereof and ending six months after the date hereof (the “Lock-Up Period”), the Stockholders will not, and will cause each of its Related Transferees not to, directly or indirectly, without the prior written consent of the Company, (i) except (A) in connection with a Company Sale or (B) a pledge of any of the Closing Shares to Comerica Bank, a Texas banking association, as agent, from time to time, sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, contract to dispose of, or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition with respect to, any Closing Shares or any securities into which such Closing Shares may be converted or for which such Closing Shares may be exchanged pursuant to any business combination transaction, including without limitation any merger, consolidation, sale of assets or share or securities exchange, except for transfers of Closing Shares (a) to another Stockholder or a Related Transferee of another Stockholder, provided that such Stockholder or Related Transferee of another Stockholder is at the time of such transfer bound by the terms of this Agreement, (b) to a Related Transferee or (b) as a bona fide gift (provided that in the case of any such transfer (1) the transferee or donee shall execute and deliver an instrument in the form and substance satisfactory to the Company in which it agrees to be bound by the terms of this Agreement as if an original signatory to this Agreement and (2) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of Closing Shares, shall be required or voluntarily made during the Lock-Up Period), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Closing Shares or any securities into which or for which such securities have been so converted or exchanged, whether any such transaction is to be settled by delivery of Closing Shares or such other securities, in cash or otherwise, (iii) except pursuant to the terms and in accordance with the conditions set forth in that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Closing Shares or securities convertible into or exercisable or exchangeable for Closing Shares or any other securities of the Company, provided that the inclusion of any Closing Shares shall only be permitted with respect to a registration statement that will first be effective after the expiration of the Lock-Up Period or that shall permit sales of Closing Shares on a delayed or continuous basis at a time after the expiration of the Lock-Up Period, or (iv) publicly disclose the intention to do any of the foregoing.
     Section 2.2 Section 2.2 Volume Limitations.
          (a) During the period beginning with the date of this Agreement and ending December 31, 2013, the aggregate number of Closing Shares that may be sold or otherwise Transferred by any Stockholder and its Related Transferees shall not exceed 7.5% of the Closing

Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 30-day period, shall not exceed 17.5% of the Closing Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 90-day period, and shall not exceed 40% of the Closing Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 365-day period.
          (b) On and after January 1, 2014, the aggregate number of Closing Shares that may be sold or otherwise Transferred by any Stockholder and its Related Transferees shall not exceed 10% of the Closing Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 30-day period, shall not exceed 25% of the Closing Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 90-day period, and shall not exceed 50% of the Closing Shares issued to such Stockholder and its Related Transferees (as adjusted for stock split, combination or the like) in any 365-day period.
ARTICLE 3
VOTING AND TRANSACTIONAL APPROVALS
     Section 3.1 Voting. The Stockholders agree that they shall, and shall cause their respective Related Transferees, to:
          (a) unless otherwise approved by a Majority Vote, to take reasonable efforts to be present, in person or represented by proxy, at all meetings of stockholders of the Company so that all Closing Shares Owned by the Stockholders and their respective Related Transferees shall be counted for the purpose of determining the presence of a quorum at such meetings;
          (b) prior to the later to occur of (i) the second anniversary of the date of this Agreement and (ii) the date of release of any Closing Shares from the Escrow Fund (as defined in the Purchase Agreement), in connection with any proposals submitted to stockholders of the Company, including, but not limited to proposals as to Reorganization Transactions, the Stockholders shall vote or cause to be voted, or consent with respect to, all Closing Shares by the Stockholders in the manner recommended by a Majority Vote; and
          (c) prior to the later to occur of (i) the second anniversary of the date of this Agreement and (ii) the date of release of any Closing Shares from the Escrow Fund, in connection with any “solicitation” of “proxies” to vote (as those terms are defined in Regulation 14A under the Exchange Act) with respect to the Company or its Affiliates, the Stockholders shall participate in any such solicitation in a manner that is consistent with and in support of the recommendation of a Majority Vote relating to each matter as to which any such solicitation of proxies relates.
     Section 3.2 Management of the Business. Following the Closing and except as provided in this Agreement, management of the Company will continue to have full authority to operate the day-to-day business affairs of the Company to the same extent as prior to the Closing. In this regard, the Chief Executive Officer of the Company shall continue to be in charge of all matters within his authority on the date hereof, subject, as required by Delaware law, to the requirement that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.
ARTICLE 4
MISCELLANEOUS
     Section 4.1 Stockholder Representations. Each Stockholder hereby represents and warrants to the WCA Parties, as of the date hereof, as follows:
          (a) The Closing Shares will be acquired for investment for such Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same.
          (b) Such Stockholder understands that the Closing Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the issuance of the Closing Shares pursuant to the Purchase Agreement is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the WCA Parties’ reliance on such exemption is predicated on such Stockholder’s representations set forth herein.
          (c) Such Stockholder (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Closing Shares; (b) is able to bear the complete loss of its investment in the Closing Shares; (c) has had the opportunity to ask questions of the Company concerning the terms and conditions of the Closing Shares; and (d) has had the opportunity to obtain additional information about the Company and all of such Stockholder’s questions have been answered to its satisfaction.
          (d) Such Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act. Such Stockholder also represents that such Stockholder has not been organized for the purpose of acquiring the Closing Shares.
     Section 4.2 Termination of Obligations. As to each Stockholder, this Agreement shall terminate and the obligations of such Stockholder under this Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the 180th day after the date on which such Stockholder and its Related Transferees collectively Own Closing Shares representing less than 20% of the Closing Shares originally issued to such Stockholder pursuant to the Purchase Agreement (as long as on such date and at all times during such 180 day period, such Stockholder and its Related Transferees collectively Own Closing Shares representing less than 20% of the Closing Shares originally issued to such Stockholder).
     Section 4.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery:

If to the Company:	WCA WASTE CORPORATION
1 Riverway, Suite 1400
Houston, TX 77056
Attn: Tom J. Fatjo, III
Phone: (713) 292-2400
Fax: (713) 292-2455

With a copy to:	ANDREWS KURTH LLP
600 Travis
Suite 4200
Houston, Texas 77002
Attn: Jeff C. Dodd
Phone: (713) 220-4200
Fax: (713) 220-4285
     or to such other person or address as the Company shall furnish to the Stockholders in writing;
     If to the Stockholders, to the address listed opposite each such Stockholders’ name on Exhibit A hereto, or to such other person or address as the Stockholders shall furnish to the Company in writing, and with a copy to:

KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, Illinois 60661
Attn: Michael W. Jones, Esq.
Phone (312) 902-5358
Fax: (312) 577-4492
     All such notices, requests, demands and other communications shall be deemed to have been duly given: at the time of delivery by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed domestically in the United States (and seven (7) Business Days if mailed internationally); when answered back, if telexed; when receipt acknowledged, if telecopied; and on the Business Day for which delivery is guaranteed, if timely delivered to an air courier guaranteeing such delivery.
     Section 4.4 Legends.
          (a) It is understood that the certificates evidencing the Closing Shares, or any other securities issued in respect of the Closing Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear one or more of the following legends:
          (i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE

SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
          (ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF FEBRUARY 28, 2011, BETWEEN WCA WASTE CORPORATION AND CERTAIN STOCKHOLDERS OF WCA WASTE CORPORATION NAMED THEREIN AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF WCA WASTE CORPORATION.”
          (iii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE THIRD AMENDED AND RESTATED SECURITY AGREEMENT, DATED AS OF AUGUST 29, 2008 , BETWEEN COMERICA BANK , AS AGENT, AND CERTAIN OTHER PARTIES NAMED THEREIN AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE CORPORATION.”
          With respect to the Closing Shares to be placed in escrow with BOKF, NA (dba Bank of Texas), the certificates evidencing such Closing Shares shall bear the legends set forth in clauses (i) and (ii); provided that upon such Closing Shares release from escrow to the Stockholder(s), the transfer agent shall deliver new certificates evidencing such Closing Shares that also bear the legend set forth in clause (iii) above.
          (b) Upon the written request to the Company by a Stockholder or a Related Transferee of a Stockholder the legends shall be promptly removed and the Company shall issue replacement certificate(s) representing the Closing Shares Owned by such Stockholder or any of its Related Transferees without such legends to the requesting Stockholder or its Related Transferees if (i) such Closing Shares are registered for resale under the Securities Act, (ii) in connection with a sale transaction, such Stockholder or its Related Transferees provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Closing Shares Owned by such Stockholder or its Related Transferees may be made without registration under the Securities Act, (iii) following the expiration of the Lock-Up Period such Stockholder or its Related Transferees provides the Company with reasonable assurances that the Closing Shares Owned by such Stockholder or its Related Transferees can be sold pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) without compliance with Rule 144(e) or Rule 144(f) (or successors thereto), (iv) such Stockholder or its Related Transferees provides the Company reasonable assurances that the Closing Shares have been or are being sold pursuant to Rule 144 or (v) following the expiration of the Lock-Up Period such Stockholder or its Related Transferees certifies, on or after the date that is twelve (12) months after the date on which such Closing Shares are issued, that such Stockholder or its Related Transferees is not an “affiliate” of the Company (as defined in Rule 144). The Company acknowledges and agrees that, for purposes of Rule 144(d), all of the Closing Shares will be deemed to have been acquired by the Stockholders on the Closing Date. The Company shall be responsible for the fees of its transfer agent and all of The Depository Trust Company fees associated with each such issuance.
          (c) The Company may enter a stop transfer order with the transfer agent or agents of Closing Shares against any disposition not in compliance with the provisions of this Agreement.
     Section 4.5 Enforcement. Each of the Stockholders or their respective Related Transferees, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party hereto (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement. The parties further agree that no bond shall be required as a condition to the granting of any such relief.
     Section 4.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns; provided, however, that any amendment or waiver by the Company shall be made only with the prior approval of a Majority Vote of the Board of Directors.
     Section 4.7 Severability. Whenever possible, each provision or portion of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision shall have been replaced with a provision which shall, to the maximum extent permissible under such applicable law, rule or regulation, give effect to the intention of the parties as expressed in such invalid, illegal or unenforceable provision.
     Section 4.8 Headings. Descriptive headings contained in the Agreement are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.
     Section 4.9 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

     Section 4.10 No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     Section 4.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Stockholders, and to their respective successors and assigns other than, in the case of Stockholders, transferees that are not Related Transferees, including any successors to the Company or Stockholders or their businesses or assets as the result of any merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto, without the execution or filing of any instrument or the performance of any act; provided that no party may assign this Agreement without the other party’s prior written consent, except by the Stockholders to a Stockholder or a Related Transferee as expressly provided in this Agreement.
     Section 4.12 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
     Section 4.13 Further Assurances. From time to time on and after the date of this Agreement, the Company and Stockholders, as the case may be, shall deliver or cause to be delivered to the other party hereto such further documents and instruments and shall do and cause to be done such further acts as the other parties hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure that it is protected in acting hereunder.
     Section 4.14 Consent to Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware, and, by execution and delivery of this Agreement, the Company and Stockholders each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or Stockholders at their respective addresses referred to in this Agreement. The Company and Stockholders each hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Law.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be executed as of the date first referred to above.

COMPANY: WCA WASTE CORPORATION
By:	/s/ Jerome M. Kruska
	Name:	Jerome M. Kruszka
	Title:	President & Chief Operating Officer

STOCKHOLDERS: EWS HOLDINGS, LLC
By:	/s/ Justin Kaplan
	Name:	Justin Kaplan
	Title:	Vice President and Secretary

Stockholders’ Agreement Signature Page

Exhibit A
Stockholders

Name of Stockholder	Address of Stockholder
EWS Holdings, LLC	c/o BNY Mellon Alcentra Mezzanine Partners
200 Park Avenue, 7th Floor
New York, New York 10116
Attn: Justin M. Kaplan
Phone: (212) 922-8071
Fax: (212) 922-8529

A-1